For Immediate Release

CONTACT: JAMES R. MOORE
         URSTADT BIDDLE PROPERTIES INC.
         (203) 863-8200

                     URSTADT BIDDLE PROPERTIES INC. REPORTS
       OPERATING RESULTS FOR SECOND QUARTER AND FIRST HALF OF FISCAL 2005


         GREENWICH, CONNECTICUT, June 8, 2005 - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP), a real estate investment trust, today announced its second quarter and six months financial results for the period ended April 30, 2005.

Diluted funds from operations ("FFO") for the quarter ended April 30, 2005 increased to $7,996,000 or $0.29 per Common share and $0.32 per Class A Common share compared to $7,472,000 or $0.27 per Common share and $.30 per Class A Common share in the second quarter of fiscal 2004. Net income applicable to Common and Class A Common stockholders for the quarter was $4,826,000 or $0.18 per diluted Common share and $0.19 per diluted Class A Common share compared to $4,679,000, or $0.17 per diluted Common share and $0.19 per diluted Class A Common share in the corresponding three month period last year.

For the first six months of fiscal 2005, diluted FFO amounted to $15,771,000 or $0.57 per Common share and $0.62 per Class A Common share compared to $15,440,000 or $0.57 per Common share and $0.62 per Class A Common share in fiscal 2004. Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2005 was $15,112,000 or $0.55 per diluted Common share and $0.61 per diluted Class A Common share compared to $9,763,000 or $0.36 per diluted Common share and $0.40 per diluted Class A Common share, for the same period last year. Net income in the six-month period ended April 30, 2005 includes a gain on sale of property of $5,634,000.

Commenting on the six month operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said the increase in the Company's FFO, earnings and revenue growth reflects the effect of recent property acquisitions and excellent results of recent leasing activity. Mr. Biddle stated that "Our core property portfolio was nearly 99% leased at the end of the quarter --unchanged from year end. Our recent lease renewals and new leases are at higher rents than the expiring rates and our core properties in the surrounding counties of Fairfield Connecticut and Westchester County New York continue to remain full. We have several significant capital projects under way which will result in increased cash flow to us when the tenants take occupancy later this year and in 2006. " Mr. Biddle continued, "We are focused on investing in high quality shopping centers in our target region of Westchester and Putnam Counties in New York and Fairfield County in Connecticut. Earlier this year we completed the acquisition of our second largest property, The Dock shopping center in Stratford, Connecticut. We are in contract to acquire an excellent property in Westchester

County for approximately $29 million and expect to close the purchase later this month. We are also making progress in disposing of the remaining non-core properties in our portfolio. Shortly after the end of the quarter, we entered into contracts to sell our Southfield Michigan office building and our industrial property located in Dallas, Texas. We anticipate closing on these sales during the third quarter."

Mr. Biddle continued, "Since April, we sold 1,650,000 shares of a new issue of 7.5% Series D Perpetual Preferred Stock for net proceeds of $39.8 million and have a commitment to sell another 800,000 shares of Series D preferred stock for net proceeds of $19.5 million on June 10th. We used $19.5 million of the proceeds to repay all of our outstanding bank revolving credit debt and intend to use the balance for property acquisitions and capital improvements."



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



Non-GAAP Financial Measure
Funds from Operations ("FFO")

A reconciliation of FFO to net income applicable to Common and Class A Common stockholders, (the GAAP measure the Company believes to be the most directly comparable,) is in the financial tables accompanying this press release.

The Company believes that FFO is an additional measure of operating performance of an equity REIT. Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of the real estate assets diminish predictably over time and industry analysts have accepted it as a performance measure. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is defined by NAREIT as net income, excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP has paid 141 quarters of uninterrupted dividends since its inception in 1969.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.



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



               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                SIX MONTHS AND THREE MONTHS ENDED APRIL 30, 2005
                      (In thousands, except per share data)



                                                                      Six Months Ended              Three Months Ended
                                                                          April 30,                      April 30,
                                                                          ---------                      ---------
                                                                     2005            2004           2005           2004
                                                                     ----            ----           ----           ----
Revenues:
    Base rents                                                    $26,666         $24,742        $13,746        $12,305
    Recoveries from tenants                                         8,764           7,300          4,636          3,656
    Lease termination income                                            -             542              -              -
    Interest and other                                                382             417            178            196
                                                                      ---             ---            ---            ---
                                                                   35,812          33,001         18,560         16,157
                                                                   ------          ------         ------         ------
Operating Expenses:
    Property operating                                              6,277           5,308          3,493          2,585
    Property taxes                                                  4,709           4,235          2,465          2,174
    Interest                                                        4,322           3,999          2,269          1,994
    Depreciation and amortization                                   6,109           5,418          3,078          2,664
    General and administrative                                      2,109           1,879            992            860
    Directors' fees and expenses                                      127             105             59             48
                                                                      ---             ---            ---            ---
                                                                   23,653          20,944         12,356         10,325
                                                                   ------          ------         ------         ------

Operating Income                                                   12,159          12,057          6,204          5,832
Minority Interests                                                  (184)           (183)           (92)           (91)
                                                                    -----           -----          -----          -----
Income from Continuing Operations                                  11,975          11,874          6,112          5,741
Discontinued Operations:
    Income (loss)  from discontinued operations                      (24)             263              -            125
    Gain on sale of property                                        5,634               -              -              -
                                                                    -----           -----          -----          -----
Income from Discontinued Operations                                 5,610             263              -            125
                                                                    -----           -----         ------          -----
Net Income                                                         17,585          12,137          6,112          5,866
    Preferred Stock Dividends                                      (2,473)         (2,374)        (1,286)        (1,187)
                                                                   -------         -------        -------        -------

Net Income Applicable to Common and Class A Common Stockholders
                                                                   $15,112          $9,763         $4,826         $4,679
                                                                   =======          ======         ======         ======
    Diluted Earnings Per Share:
    Per Common Share:
         Income from continuing operations                            $.35            $.35           $.18           $.17
         Income from discontinued operations                          $.20            $.01              -              -
                                                                      ----            ----           ----           ----
         Net Income Applicable-Common  Stockholders                   $.55            $.36           $.18           $.17
                                                                      ====            ====           ====           ====

    Per Class A Common Share:
         Income from continuing operations                            $.39            $.39           $.19           $.19
         Income from discontinued operations                          $.22            $.01              -              -
                                                                      ----            ----           ----           ----
         Net Income Applicable to Class A Common Stockholders         $.61            $.40           $.19           $.19
                                                                      ====            ====           ====           ====
    Weighted Average Number of Shares Outstanding:
    Common and Common Equivalent                                     7,020           6,637          7,039          6,664
                                                                     =====           =====          =====          =====
    Class A Common                                                  18,888          18,719         18,890         18,709
                                                                    ======          ======         ======         ======
    Dividends per share:
         Common                                                       $.40            $.39           $.20          $.195
                                                                      ====            ====           ====          =====
         Class A Common                                               $.44            $.43           $.22          $.215
                                                                      ====            ====           ====          =====




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








               URSTADT BIDDLE PROPERTIES INC. (NYSE: UBA AND UBP)
                SIX MONTHS AND THREE MONTHS ENDED APRIL 30, 2005
                      (In thousands, except per share data)



Reconciliation of Net Income Available to Common and Class A            Six Months Ended                Three Months Ended
                                                                            April 30,                        April 30,

Common Stockholders to Funds From Operations                           2005           2004            2005              2004
--------------------------------------------                           ----           ----            ----              ----
Net Income Applicable to Common and
Class A Common Stockholders                                         $15,112         $9,763          $4,826            $4,679

Plus:  Real property depreciation                                     4,610          4,202           2,368             2,073
           Amortization of tenant improvements and allowances         1,202          1,063             593               513
           Amortization of deferred leasing costs                       297            229             117               116
           Minority interests                                           184            183              92                91
Less:  Gain on sale of real estate investments                       (5,634)             -               -                 -
                                                                     -------        ------           ------            -----

Funds from Operations (Diluted)                                      $15,771        $15,440          $7,996            $7,472
                                                                     =======        =======          ======            ======

Per Share:
Funds from Operations (Diluted):
Common                                                                 $0.57          $0.57           $0.29             $0.27
                                                                       =====          =====           =====             =====
Class A Common                                                         $0.62          $0.62           $0.32             $0.30
                                                                       =====          =====           =====             =====




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